EXHIBIT 99.1
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   Trident Rowan Group, Inc. Announces Transaction with China-Based Comtech
                                   Group, Inc.

New York, New York, May 25, 2004. For Immediate Release. Trident Rowan Group, Inc. a Maryland Corporation (TRGI), announced today that it entered into a definitive share exchange agreement with Comtech Group, Inc., a Cayman Islands corporation, pursuant to which Comtech will transfer all of its equity to Trident and Trident, in turn, will issue to Comtech's shareholders 42,000,000 shares of its common stock. Following the transaction, Comtech's shareholders will control approximately 91.2% of Trident's common stock.

Consummation of the agreement is subject to certain customary closing conditions including the filing with the Securities Exchange Commission of Trident's Information Statement on Form 14(f), and the mailing of that Information Statement to its shareholders and Trident being admitted for trading on the OTC.BB.

Comtech, which began operations in 1996, is in the business of providing value added design solutions to telecom equipment, mobile device and consumer electronic manufacturers in China. In 2003, Comtech generated approximately $43.2 million of revenues and approximately $3.4 million of net income.

Mark Hauser, Co-CEO of Trident stated, "We have been actively searching for a quality operating company to bring to Trident for some time, and we believe that Comtech will provide Trident's shareholders with an opportunity to realize long-term value from an established company with strong positive cash flow and profits."

Jeffrey Kang, Founder and Chief Executive Officer of Comtech stated, "We are very excited about joining with Trident and accessing the US capital markets."

Trident Rowan Group, Inc. has had no business operations since it completed disposing of all of its operating subsidiaries and real property. The Company has been actively examining opportunities to acquire or merge with another operating business since that time. Prior to the disposition of its operating companies, Trident was the owner of Moto Guzzi Corporation, an Italian manufacturer of luxury and high-performance motorcycles, (LITA), an Italian manufacturer of welded steel tubes used principally in the automobile and furniture industries, and Temporary Integrated Management, S.p.A. , a European turnaround management company.

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including, among others, the risk that the acquisition may not be completed as scheduled, the acquired operations may not achieve the results expected and the risks inherent with doing business in China.